Exhibit 10.1

PPG Industries

PPG Industries, Inc.
One PPG Place
Pittsburgh PA 15272 USA
www.ppg.com

Charles E. Bunch
Chairman & Chief Executive Officer
412-434-3131- Telephone
412-434-2134 - Facsimile

March 6, 2013

Dear Frank:

I am pleased to confirm our offer to you for the position of Executive Vice President, Finance, reporting to me with the effective date of April 15, 2013. You will be appointed Executive Vice President and Chief Financial Officer effective August 1, 2013.

Your starting base salary will be $54,200 per month and you will be a participant in our Incentive Compensation Bonus Plan (IC) and our Long Term Incentive Program (LTIP).
Your 2013 IC target bonus will be $585,000 and your actual IC award will be paid on a pro-rated basis from April 15. The target value of your LTIP grants will be approximately $1,500,000, consisting of stock options, performance-based RSUs and total shareholder return (TSR) grants of relatively equal value. Your 2013 TSR and RSU grants will be for the full 2013 through 2015 performance period and the number of shares granted will be based on the closing stock price on April 15, 2013. Your 2013 stock options will be granted April 15, 2013 based on the black-scholes valuation on that date.

In addition to the above, you will be granted 5,000 time-based RSUs that will vest on December 31, 2015, 5,000 time-based RSUs that will vest on December 30, 2016 and 7,000 time-based RSUs that will vest on December 29, 2017.

It is our mutual understanding that you will initially establish a residence in the Pittsburgh area immediately upon joining PPG. In addition, the vesting of the above time-based RSUs will be contingent upon your establishing a permanent local residency for both you and your spouse prior to the vesting of the first time-based RSU award (year-end 2015). Should PPG terminate your employment for reasons other than cause or failure to establish permanent local residency, prior to the vesting of any or all of these RSUs, such RSUs will vest on the date of such termination subject to your execution of PPG's standard separation agreement and release (enclosed for your reference).

As an executive vice president, you will be subject to meeting a stock ownership requirement of three times your salary within five years. A summary of PPG's executive compensation program is enclosed for your reference.

You will be eligible for PPG's Change in Control Employment Agreement (enclosed).

You will be eligible for a broad array of employee benefits, including medical insurance, life insurance, and retirement plan which includes a company-sponsored defined contribution pension plan plus a 401(k) savings plan. You will also be eligible for PPG's full relocation benefits package (enclosed). You will also be eligible for a temporary housing allowance from April 15 through August 31, 2013. You will be eligible for five weeks of vacation in 2013. PPG's full benefit program will be reviewed with you in detail during your initial orientation. A copy of the brochure “Highlights of PPG Salaried Employee Benefits” is enclosed.

This offer of employment is contingent upon your successful completion of a background check and intoxicant screen and completing a pre-placement physical examination to determine if there are any restrictions that prevent you from performing this position. Upon your acceptance, we will make arrangements for the company paid intoxicant screen and physical examination. As an executive vice president you will be subject to PPG's Executive Health and Information Policy (enclosed). Please contact Laurie Trybend to schedule your intoxicant screen and physical exam.

Executing an Employee Agreement is also a condition of employment. Please read, sign and return the enclosed agreement upon acceptance. We also ask you to complete and return the enclosed Application for Employment.

On your first day of employment, you will be expected to provide proof of citizenship or other authorization to work in the United States.

Attached is a letter containing important information on PPG's affirmative action programs. As part of this program, you are invited to self identify as a member of a protected group using the attached Self Identification form. Please complete the form, if appropriate, and return it as soon as possible to Laurie Trybend in the envelope provided.

Frank, I, along with my colleagues, am very impressed with your capabilities and it is my pleasure to offer you this key executive leadership opportunity with our company.

If you need assistance or have questions, don't hesitate to contact me or Craig Jordan.

/s/ C.E. Bunch
C. E. Bunch